News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2025 SECOND QUARTER RESULTS
Net Sales +2%; Organic Sales +3%
Diluted EPS $1.88, +34%; Core EPS $1.88, +2%
MAINTAINS FISCAL YEAR SALES, EPS GROWTH AND CASH RETURN GUIDANCE
CINCINNATI, January 22, 2025 - The Procter & Gamble Company (NYSE:PG) reported second quarter fiscal year 2025 net sales of $21.9 billion, an increase of two percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased three percent versus the prior year. Diluted net earnings per share were $1.88, an increase of 34% versus prior year, due primarily to a non-cash impairment of the carrying value of the Gillette intangible asset in the base year. Core earnings per share were $1.88, an increase of two percent versus prior year.
Operating cash flow was $4.8 billion, and net earnings were $4.7 billion for the quarter. Adjusted free cash flow productivity was 84%. Adjusted free cash flow productivity is calculated as operating cash flow less capital spending, as a percentage of net earnings. The Company returned over $4.9 billion of cash to shareowners via $2.4 billion of dividend payments and $2.5 billion of share repurchases.

Second Quarter ($ billions, except EPS)
GAAP	2025	2024	% Change	Non-GAAP*	2025	2024	% Change
Net Sales	21.9	21.4	2%	Organic Sales	n/a	n/a	3%
Diluted EPS	1.88	1.40	34%	Core EPS	1.88	1.84	2%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“The P&G team delivered an acceleration in organic sales growth, core EPS growth and strong cash return to shareowners in the second quarter,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “Our first-half results keep us on track to deliver within our guidance ranges on all key financial metrics for the fiscal year. We remain committed to our integrated growth strategy of a focused product portfolio of daily use categories where performance drives brand choice, superiority — across product performance, packaging, brand communication, retail execution and consumer and customer value — productivity, constructive disruption and an agile and accountable organization. This strategy has enabled our solid results and is a foundation for balanced growth and value creation.”

October - December Quarter Discussion
Net sales in the second quarter of fiscal year 2025 were $21.9 billion, a two percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased three percent. The organic sales increase was driven by a two percent increase in organic volume (which excludes the impact of acquisitions and divestitures) and a one percent increase from favorable geographic mix. Pricing had a neutral impact on sales growth for the quarter.

October - December 2024	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	(1)%	(1)%	2%	—%	—%	—%	—%	2%
Grooming	2%	(1)%	1%	(1)%	—%	1%	2%	2%
Health Care	—%	—%	1%	2%	(1)%	2%	—%	3%
Fabric & Home Care	1%	—%	—%	1%	—%	2%	2%	3%
Baby, Feminine & Family Care	4%	—%	(1)%	—%	—%	3%	4%	4%
Total P&G	1%	—%	—%	1%	—%	2%	2%	3%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased two percent versus year ago. Hair Care organic sales increased low single digits driven by volume growth in North America, Europe and Latin America and favorable geographic and premium product mix, partially offset by volume declines primarily in Greater China. Personal Care organic sales increased double digits driven by innovation-based volume growth. Skin Care organic sales declined mid-single digits due to volume declines, partially offset by favorable product mix from higher sales of the super-premium SK-II brand.
•Grooming segment organic sales increased two percent versus year ago behind innovation-driven volume growth partially offset by unfavorable geographic mix.
•Health Care segment organic sales increased three percent versus year ago. Oral Care organic sales increased low single digits driven by product mix from premium innovation. Personal Health Care organic sales increased low single digits due to volume growth and pricing, partially offset by unfavorable product mix.
•Fabric and Home Care segment organic sales increased three percent versus year ago. Fabric Care organic sales increased low single digits driven by volume growth and favorable geographic mix from growth in North America. Home Care organic sales increased mid-single digits due to volume growth and favorable product mix.

•Baby, Feminine and Family Care segment organic sales increased four percent versus year ago. Baby Care organic sales decreased low single digits due to volume declines and merchandising investments, partially offset by favorable geographic and product mix. Feminine Care organic sales increased low single digits driven by favorable geographic mix, partially offset by volume declines in international markets. Family Care organic sales increased double digits driven by strong volume growth.
Diluted net earnings per share increased by 34% to $1.88, comparing to a base period that includes the Gillette intangible asset impairment charge. Core earnings per share increased two percent to $1.88. Currency-neutral core EPS were up 3% versus the prior year core EPS.
Reported and core gross margin for the quarter decreased 30 basis points versus the prior year and decreased 20 basis points on a currency-neutral basis. Gross productivity savings of 150 basis points and benefits from increased pricing of 30 basis points were fully offset by 110 basis points of unfavorable mix, 50 basis points of unfavorable commodity costs, 40 basis points of product reinvestments and transportation services costs.
Reported selling, general and administrative expense (SG&A) as a percentage of sales increased 40 basis points versus year ago. Core selling, general and administrative expense (SG&A) as a percentage of sales increased 50 basis points versus year ago and increased 30 basis points on a currency-neutral basis. The increase was driven by 210 basis points of reinvestments, partially offset by 110 basis points of productivity savings, 60 basis points of net sales growth leverage and 10 basis points of other savings.
Reported operating margin for the quarter increased 550 basis points versus the prior year. Core operating margin for the quarter decreased 80 basis points versus the prior year and decreased 50 basis points on a currency-neutral basis. Core operating margin included gross productivity savings of 260 basis points.
Fiscal Year 2025 Guidance
P&G maintained its guidance range for fiscal 2025 all-in sales growth to be in the range of two to four percent versus the prior year. The combined headwinds from foreign exchange and divestitures are expected to negatively impact all-in sales growth by approximately one percentage point. The Company also maintained its outlook for organic sales growth in the range of three to five percent.
P&G maintained its fiscal 2025 diluted net earnings per share growth to be in the range of 10% to 12% versus fiscal 2024 diluted net EPS of $6.02. P&G also maintained its fiscal 2025 core earnings per share growth to be in the range of five to seven percent versus fiscal 2024 core EPS of $6.59. This outlook equates to a range of $6.91 to $7.05 per share, with a mid-point estimate of $6.98, or an increase of 6%.
P&G continues to expect a commodity cost headwind of approximately $200 million after tax for fiscal 2025. The Company now expects unfavorable foreign exchange rates will be a headwind of approximately $300 million after tax. Collectively these impacts are a headwind of $0.20 per share.
In addition, the prior fiscal year included benefits from minor brand divestitures and favorable tax impacts that are unlikely to repeat to the same extent in fiscal year 2025. Combined, these are an additional $0.10 to $0.12 headwind to core EPS.
The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G continues to expect a core effective tax rate to be in the range of 20% to 21% in fiscal 2025.
Capital spending is estimated to be in the range of four to five percent of fiscal 2025 net sales.
P&G continues to expect adjusted free cash flow productivity of 90% and expects to pay around $10 billion in dividends and to repurchase $6 to $7 billion of common shares in fiscal 2025.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations, market contraction, boycotts, sanctions or other trade controls; (4) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (5) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (6) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (13) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (14) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company's overall business strategy and financial objectives, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (16) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, manufacturing processes, intellectual property, labor and employment, antitrust, privacy, cybersecurity and data protection, artificial intelligence, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (17) the ability to manage changes in applicable tax laws and regulations; and (18) the ability to successfully achieve our ambition of reducing our greenhouse gas emissions and delivering progress towards our environmental sustainability priorities. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Wendy Kennedy, 513.780.7212
Henry Molski, 513.505.3587
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended December 31
Amounts in millions except per share amounts	2024	2023	% Chg
NET SALES	$21,882	$21,441	2%
Cost of products sold	10,418	10,144	3%
GROSS PROFIT	11,464	11,297	1%
Selling, general and administrative expense	5,723	5,522	4%
Indefinite-lived intangible asset impairment charge	—	1,341	(100)%
OPERATING INCOME	5,741	4,433	30%
Interest expense	(240)	(248)	(3)%
Interest income	119	133	(11)%
Other operating income, net	224	177	27%
EARNINGS BEFORE INCOME TAXES	5,845	4,496	30%
Income taxes	1,187	1,003	18%
NET EARNINGS	4,659	3,493	33%
Less: Net earnings attributable to noncontrolling interests	29	25	16%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,630	$3,468	34%

EFFECTIVE TAX RATE	20.3%	22.3%

NET EARNINGS PER COMMON SHARE (1)
Basic	$1.94	$1.44	35%
Diluted	$1.88	$1.40	34%

DIVIDENDS PER COMMON SHARE	$1.0065	$0.9407
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,458.1	2,468.4

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	52.4%	52.7%	(30)
Selling, general and administrative expense	26.2%	25.8%	40
Operating income	26.2%	20.7%	550
Earnings before income taxes	26.7%	21.0%	570
Net earnings	21.3%	16.3%	500
Net earnings attributable to Procter & Gamble	21.2%	16.2%	500
(1)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended December 31, 2024
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,848	—%	$996	(10)%	$780	(10)%
Grooming	1,752	1%	568	6%	459	4%
Health Care	3,249	2%	974	5%	758	5%
Fabric & Home Care	7,575	2%	1,989	(1)%	1,567	(1)%
Baby, Feminine & Family Care	5,298	3%	1,464	2%	1,119	2%
Corporate	159	N/A	(146)	N/A	(24)	N/A
Total Company	$21,882	2%	$5,845	30%	$4,659	33%

	Three Months Ended December 31, 2024
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	(1)%	—%	(1)%	2%	—%	—%	—%
Grooming	2%	2%	(1)%	1%	(1)%	—%	1%
Health Care	—%	—%	—%	1%	2%	(1)%	2%
Fabric & Home Care	1%	2%	—%	—%	1%	—%	2%
Baby, Feminine & Family Care	4%	4%	—%	(1)%	—%	—%	3%
Total Company	1%	2%	—%	—%	1%	—%	2%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Six Months Ended December 31
Amounts in millions	2024	2023
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$9,482	$8,246
OPERATING ACTIVITIES
Net earnings	8,646	8,049
Depreciation and amortization	1,434	1,423
Share-based compensation expense	241	275
Deferred income taxes	221	(154)
Loss/(gain) on sale of assets	787	(3)
Indefinite-lived intangible asset impairment charge	—	1,341
Change in accounts receivable	(262)	(839)
Change in inventories	(170)	(32)
Change in accounts payable and accrued and other liabilities	(1,157)	302
Change in other operating assets and liabilities	(748)	(704)
Other	135	346
TOTAL OPERATING ACTIVITIES	9,127	10,004
INVESTING ACTIVITIES
Capital expenditures	(1,918)	(1,742)
Proceeds from asset sales	47	8
Acquisitions, net of cash acquired	(6)	—
Other investing activity	(153)	(489)
TOTAL INVESTING ACTIVITIES	(2,029)	(2,224)
FINANCING ACTIVITIES
Dividends to shareholders	(4,886)	(4,578)
Additions to short-term debt with original maturities of more than three months	5,905	2,798
Reductions in short-term debt with original maturities of more than three months	(571)	(5,862)
Net additions/(reductions) to other short-term debt	(2,705)	3,740
Additions to long-term debt	995	254
Reductions in long-term debt	(1,478)	(2,335)
Treasury stock purchases	(4,449)	(2,503)
Impact of stock options and other	985	397
TOTAL FINANCING ACTIVITIES	(6,205)	(8,087)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(144)	(49)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	748	(356)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$10,230	$7,890
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	December 31, 2024	June 30, 2024
Cash and cash equivalents	$10,230	$9,482
Accounts receivable	6,234	6,118
Inventories	7,020	7,016
Prepaid expenses and other current assets	2,158	2,095
TOTAL CURRENT ASSETS	25,642	24,709
Property, plant and equipment, net	22,074	22,152
Goodwill	39,898	40,303
Trademarks and other intangible assets, net	21,833	22,047
Other noncurrent assets	13,192	13,158
TOTAL ASSETS	$122,639	$122,370

Accounts payable	$14,495	$15,364
Accrued and other liabilities	9,879	11,073
Debt due within one year	9,424	7,191
TOTAL CURRENT LIABILITIES	33,797	33,627
Long-term debt	25,263	25,269
Deferred income taxes	6,725	6,516
Other noncurrent liabilities	5,411	6,398
TOTAL LIABILITIES	71,195	71,811
TOTAL SHAREHOLDERS' EQUITY	51,443	50,559
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,639	$122,370

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's January 22, 2025 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results. Note that certain columns and rows may not add due to rounding.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
•Incremental restructuring: The Company has historically had an ongoing level of restructuring activities of approximately $250 - $500 million before tax. In the fiscal year ended June 30, 2024, the Company started a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria, to address challenging macroeconomic and fiscal conditions. During the period ended September 30, 2024, the Company completed this limited market portfolio restructuring with the substantial liquidation of its operations in Argentina. The adjustment to Core earnings includes the restructuring charges that exceed the normal, recurring level of restructuring charges.
•Intangible asset impairment: In the fiscal year ended June 30, 2024, the Company recognized a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette intangible asset acquired as part of the Company's 2005 acquisition of The Gillette Company.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.
Core EPS and Currency-neutral EPS: Core earnings per share, or Core EPS, is a measure of diluted net earnings per common share (diluted EPS) adjusted for items as indicated. Currency-neutral EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time.
Core gross margin and Currency-neutral Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Currency-neutral Core gross margin is a measure of the Company's Core gross margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of sales and Currency-neutral Core SG&A expense as a percentage of sales: Core SG&A expense as a percentage of sales is a measure of the Company's selling, general and administrative expense as a percentage of net sales adjusted for items as indicated. Currency-neutral Core SG&A expense as a percentage of sales is a measure of the Company's Core selling, general and administrative expense as a percentage of net sales excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company's operating efficiency over time.
Core operating margin and Currency-neutral core operating margin: Core operating margin is a measure of the Company's operating margin adjusted for items as indicated. Currency-neutral core operating margin is a measure of the Company's core operating margin excluding the incremental current year impact of foreign exchange. Management believes these non-GAAP measures provide a supplemental perspective to the Company’s operating efficiency over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital expenditures. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES Reconciliation of Non-GAAP Measures
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023
Amounts in millions except per share amounts	As Reported (GAAP)	As Reported (GAAP)	Incremental Restructuring	Intangible Impairment	Core (Non-GAAP)
Cost of products sold	$10,418	$10,144	$(12)	$—	$10,132
Gross profit	11,464	11,297	12	—	11,308
Gross margin	52.4%	52.7%	0.1%	—%	52.7%
Currency impact to gross margin	0.1%
Currency-neutral gross margin	52.5%
Selling, general and administrative expense	5,723	5,522	(8)	—	5,515
Selling, general and administrative expense as a % of net sales	26.2%	25.8%	—%	—%	25.7%
Currency impact to selling, general and administrative expense as a % of net sales	(0.2)%
Currency-neutral selling, general and administrative expense as a % of net sales	26.0%
Operating income	5,741	4,433	19	1,341	5,793
Operating margin	26.2%	20.7%	0.1%	6.3%	27.0%
Currency impact to operating margin	0.3%
Currency-neutral operating margin	26.5%
Income taxes	1,187	1,003	(20)	315	1,299
Net earnings attributable to P&G	4,630	3,468	39	1,026	4,533
					Core EPS
Diluted net earnings per common share (1)	$1.88	$1.40	$0.02	$0.42	$1.84
Currency impact to earnings	$0.02
Currency-neutral EPS	$1.90
Diluted weighted average common shares outstanding	2,458.1	2,468.4
Common shares outstanding - December 31, 2024	2,344.9
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Certain columns and rows may not add due to rounding.

CHANGE IN CURRENT YEAR REPORTED (GAAP) MEASURES VERSUS PRIOR YEAR NON-GAAP (CORE) MEASURES (1)
Core gross margin	(30)	BPS
Currency-neutral Core gross margin	(20)	BPS
Core selling, general and administrative expense as a % of net sales	50	BPS
Currency-neutral Core selling, general and administrative as a % of net sales	30	BPS
Core operating margin	(80)	BPS
Currency-neutral Core operating margin	(50)	BPS
Core EPS	2%
Currency-neutral Core EPS	3%
(1) Change versus year ago is calculated based on As Reported (GAAP) values for the three months ended December 31, 2024 versus the Non-GAAP values for the three months ended December 31, 2023.
Organic sales growth:

October - December 2024	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	—%	1%	1%	2%
Grooming	1%	1%	—%	2%
Health Care	2%	—%	1%	3%
Fabric & Home Care	2%	—%	1%	3%
Baby, Feminine & Family Care	3%	—%	1%	4%
Total Company	2%	—%	1%	3%
(1)Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total Company	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2025 (Estimate)	+2% to +4%	+1%	+3% to +5%
(1)Combined Foreign Exchange & Acquisition/Divestiture Impact/Other includes foreign exchange impacts, the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total Company	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2025 (Estimate)	+10% to +12%	-5%	+5% to +7%
(1)Includes the impact of Gillette indefinite-lived intangible asset impairment charge and incremental non-core restructuring charges incurred in fiscal 2024 and the impact of incremental non-core restructuring charges including the limited market portfolio restructuring with the substantial liquidation of its operations in Argentina in fiscal 2025.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended December 31, 2024
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$4,825	$(925)	$3,900
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended December 31, 2024
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$3,900	$4,659	84%
Certain columns and rows may not add due to rounding.